SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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COMMVAULT SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release may be provided to stockholders of Commvault Systems, Inc. (“Commvault”).

Commvault Issues Response Regarding Elliott Management

TINTON FALLS, N.J. — April 2, 2018 — Commvault (NASDAQ: CVLT), a global leader in enterprise backup, recovery, archive and the cloud, today released the following statement in response to the press release issued by Elliott Management ("Elliott"):

"Commvault conducts open communications with its stockholders, and the Board of Directors and management team values their input. Commvault has had initial discussions with Elliott and we go into these discussions with an open mind, a goal of enhancing stockholder value, and optimistic for Commvault's future."

About Commvault

Commvault is a leading provider of data protection, cloud and information management solutions, helping companies worldwide activate and drive more value and business insight out of their data. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry's leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third-party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault's sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,700 highly- skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit www.commvault.com.

Safe Harbor Statement

Customers' results may differ materially from those stated herein; Commvault does not guarantee that all customers can achieve benefits similar to those stated above. This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding Commvault's beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2018 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Commvault HyperScale, ScaleProtect, Commvault OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, APSS, Commvault Edge, Commvault GO, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Additional Information

Commvault intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). COMMVAULT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Commvault with the SEC without charge from the SEC’s website at www.sec.gov.

Certain Information Regarding Participants

Commvault, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Commvault’s stockholders in connection with the matters to be considered at the 2018 Annual Meeting. Information regarding the ownership of Commvault’s directors and executive officers in Commvault stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in Commvault’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.